Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement Filed April 24, 2007
Registration Statement No. 333-132868
The information in this free writing prospectus supplements the information contained in, and should be read together with, the preliminary prospectus supplement of Zions Bancorporation filed with the Securities Exchange Commission (the “SEC”) on April 24, 2007 (including the base prospectus filed with the SEC on March 31, 2006, as well as the documents incorporated by reference therein).

Notification www.esoars.com Zions Bancorporation has filed a registration statement (including a prospectus) with the SEC for the offering of its Employee Stock Option Appreciation Rights Securities, Series 2007. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 (800) 524-8875.

The Zions Experience In the post-FAS 123(R) environment, many clients have altered their ESO granting behavior Fewer employees get fewer ESOs Need: A market-based alternative to models Improve financial reporting by more accurately measuring the cost of ESO grants Enable efficient use of ESOs as incentive compensation

Zions' Solution: ESOARS An ESO tracking security Public offering of registered and transferable securities Available to individual and institutional investors Offered in online auction (www.esoars.com) Note: ESOARS are not options Provide a market-based alternative to ESO valuation Fair market value determined in online modified Dutch auction Auction held on or near the grant date Potentially reduce expense of share-based compensation Employee Stock Option Appreciation Rights Securities (ESOARS(tm))

ESOARS Track ESOs The option-granting company's ESOARS are sold in an open auction. The per unit value of the ESOARS matches the per unit value of the underlying ESOs. Option-Granting Company ESOs Employees Get paid when they exercise their ESOs ESOARS(tm) Holders Get paid when employees exercise their ESOs

Simple ESOARS Example Total Intrinsic Strike Stock Price Intrinsic Value ESOs Price at Exercise Value per ESO 100 $50.00 $60.00 $1,000.00 $10.00 Total 10 % of Payment Payment Intrinsic Total to per ESOARS Value Intr. Value ESOARS ESOARS Unit 10 $1,000.00 $100.00 $100.00 $10.00 ESOARS Are Paid 10% of Total Intrinsic Value 100 employee stock options granted 10 ESOARS issued, receive payments as ESOs are exercised

Dutch Auction: Setting the Price 100,000 ESOARS example: The market clearing price is $40.00. This is the highest price at which all ESOARS units are sold. Each winning bidder pays the market clearing price. Bidder Price Units Amount Awarded Price K 50.00 2,500 125,000.00 2,500 100,000.00 C 41.75 12,500 521,875.00 12,500 500,000.00 B 41.75 15,000 626,250.00 15,000 600,000.00 A 41.00 25,000 1,025,000.00 25,000 1,000,000.00 B 40.75 35,000 1,426,250.00 35,000 1,400,000.00 E 40.00 50,000 2,000,000.00 5,000 200,000.00 G 40.00 50,000 2,000,000.00 5,000 200,000.00 F 39.90 100,000 3,990,000.00 0 0.00 D 39.90 25,000 997,500.00 0 0.00 H 38.00 1,000 38,000.00 0 0.00 I 36.00 2,500 90,000.00 0 0.00 J 30.00 100,000 3,000,000.00 0 0.00 A 5.00 25,000 125,000.00 0 0.00 100,000 4,000,000.00

June 2006 ESOARS Auction Results Bids Received 1,041 Registered Bidders 82 Winning Bidders 21 Active Bidders 57 Market Clearing Price $7.50 ESOARS Assigned 93,610 Proceeds $702,075

SEC Approval of ESOARS Design January 25, 2007 Letter to Zions Bancorporation ". . . the SEC staff concurs with your view that the ESOARS instrument is sufficiently designed to be used as a market-based approach to valuing employee share-based payment awards under Statement 123(R)."

The SEC's Recommendations SEC recommended modifications based on Zions June 2006 ESOARS securities auction: Pre-vesting forfeitures Two-minute rule Technology platform performance The above modifications are reflected in the May 4-7, 2007 ESOARS auction Visit www.esoars.com for more information

Zions' Solution: Conclusions ESOARS give ESO granting companies a market-based alternative to models for FAS 123(R) Many companies have altered their ESO granting behavior since FAS 123(R) A fair market value enables ESO granting companies to: More accurately measure the cost of ESO grants Efficiently use ESOs as incentive compensation